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                                                                     EXHIBIT 2.1

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                           ASSET ACQUISITION AGREEMENT

                                 by and between

                              INFOSEEK CORPORATION
                                   as "Seller"

                                       and

                                 BIZWATCH, INC.
                                 as "Purchaser"









                          Dated as of December 11, 1997


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                                TABLE OF CONTENTS

                                                                                                        PAGE
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
I.   DEFINITIONS ......................................................................................    1

II.  PURCHASE AND SALE OF ASSETS ......................................................................    3
       Section 2.1.       Purchase and Sale of the Assets .............................................    3
       Section 2.2.       Assumption of Liabilities ...................................................    3
       Section 2.3.       Closing .....................................................................    4
       Section 2.4.       Purchase Price ..............................................................    4
       Section 2.5.       Delivery of Purchase Price and Transfer of Assets ...........................    4
       Section 2.6.       Further Assurances, Etc. ....................................................    5

III. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER .................................................    6
       Section 3.1.       Authorization ...............................................................    6
       Section 3.2.       Opinion of Counsel ..........................................................    6
       Section 3.3.       Legal Prohibition ...........................................................    6
       Section 3.4.       Legislation .................................................................    6
       Section 3.5.       Consents and Approvals ......................................................    6
       Section 3.6.       Closing Matters .............................................................    6
       Section 3.7.       Instruments of Transfer, Conveyance and Assignment ..........................    7
       Section 3.8.       QIP Investment ..............................................................    7
       Section 3.9.       Additional Agreements .......................................................    7

IV.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER ....................................................    7
       Section 4.1.       Authorization ...............................................................    7
       Section 4.2.       Opinion of Counsel ..........................................................    7
       Section 4.3.       Legal Prohibition ...........................................................    7
       Section 4.4.       Additional Agreements .......................................................    7

V.   REPRESENTATIONS AND WARRANTIES OF SELLER .........................................................    8
       Section 5.1.       Organization and Qualification/Ownership of Seller ..........................    8
       Section 5.2.       Due Authorization ...........................................................    8
       Section 5.3.       No Conflict .................................................................    9
       Section 5.4.       Title to Assets .............................................................    9
       Section 5.5.       Contracts, Obligations and Commitments ......................................    9
       Section 5.6.       Litigation ..................................................................   10
       Section 5.7.       Acquisition of Infoseek Shares ..............................................   10
       Section 5.8.       Brokers .....................................................................   11

VI.  REPRESENTATIONS AND WARRANTIES OF PURCHASER ......................................................   11
       Section 6.1.       Organization ................................................................   11
       Section 6.2.       Due Authorization ...........................................................   11
       Section 6.3.       No Conflict .................................................................   11
       Section 6.4.       Capitalization ..............................................................   12



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
VII. POST-CLOSING MATTERS .............................................................................   12
       Section 7.1.       Use of Name .................................................................   12
       Section 7.2.       Use of Infoseek Business Channel ............................................   12
       Section 7.3.       Ultraseek License ...........................................................   13
       Section 7.4.       Subrogation of Purchaser ....................................................   13
       Section 7.5.       Sharing of Data .............................................................   13

VIII. INDEMNIFICATION .................................................................................   13
       Section 8.1.       Survival of Representations and Warranties ..................................   13
       Section 8.2.       Seller's Indemnity ..........................................................   13
       Section 8.3.       Purchaser's Indemnity .......................................................   14
       Section 8.4.       Notice and Defense of Claims ................................................   15
       Section 8.5.       Payment/Reimbursement .......................................................   15

IX. MISCELLANEOUS .....................................................................................   16
       Section 9.1.       Expenses ....................................................................   16
       Section 9.2.       Amendment ...................................................................   16
       Section 9.3.       Entire Agreement; Assignment ................................................   16
       Section 9.4.       Headings ....................................................................   16
       Section 9.5.       Notices .....................................................................   16
       Section 9.6.       Severability ................................................................   17
       Section 9.7.       Waiver ......................................................................   17
       Section 9.9.       Governing Law ...............................................................   17
       Section 9.8.       Third Parties ...............................................................   18
       Section 9.10.      Counterparts ................................................................   18



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                                   SCHEDULES

Schedule 2.1(a)           Tangible Personal Property Owned
Schedule 2.1(b)           Assumed Contracts
Schedule 2.1(c)           Intellectual Property
Schedule 3.5              Consents and Approvals
Schedule 5.3              Seller's Conflicts
Schedule 5.4              Permitted Liens
Schedule 6.4              Capitalization



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


                          ASSET ACQUISITION AGREEMENT


       Asset Acquisition Agreement, dated as of December 11, 1997, by and between Infoseek Corporation, a California corporation ("Seller"), and BizWatch, Inc., a Delaware corporation ("Purchaser").

       WHEREAS, Purchaser desires to purchase, and Seller desires to sell, the Assets (as defined herein);

       WHEREAS, in order to effectuate the sale and purchase of the Assets, Seller shall sell, and Purchaser shall purchase, the Assets upon the terms and conditions hereinafter set forth; and

       WHEREAS, the parties hereto intend that the transfer of the Assets contemplated hereby qualify as a contribution to the capital of Purchaser pursuant to Section 351 of the Code (as defined herein) and that the liabilities assumed by Purchaser, as well as the Infoseek Warrant (as defined herein) and the Cash Consideration (as defined herein) payable in accordance with Section
2.4 hereof, be considered the "receipt of property" pursuant to Section 351(b) of the Code.

       NOW, THEREFORE, in reliance upon the covenants and agreements set forth herein, the parties hereto agree as follows:


                                 I. DEFINITIONS

       The following terms shall have the following respective meanings for all purposes of this Agreement:

              "Agreement" means this Asset Acquisition Agreement, as it may be amended from time to time.

              "Assets" has the meaning set forth in Section 2.1.

              "Assumed Contracts" has the meaning set forth in Section 2.1(b).

              "Assumed Liabilities" has the meaning set forth in Section 2.2.

              "Cash Consideration" has the meaning set forth in Section 2.4(c).

              "Closing" means the execution and delivery of this Agreement and the completion of the acquisition of the Assets pursuant hereto.



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              "Closing Date" means December 11, 1997.

              "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

              "Common Stock" means the common stock, $.001 par value per share, of Purchaser.

              "Distribution Agreement" means that certain Distribution Agreement, dated the Closing Date, by and between Seller and Purchaser.

              "Governmental Entity" means any court, administrative agency, commission or other governmental authority or instrumentality.

              "Infoseek Shares" has the meaning set forth in Section 2.4(a).

              "Infoseek Warrant" has the meaning set forth in Section 2.4(b).

              "Intellectual Property" means all industrial and intellectual property rights listed on Schedule 2.1(c).

              "Managing Founders" means David Hoppmann, Catherine Michela, Jeff Massa and Peter McKee.

              "Person" means an individual, partnership, corporation, limited liability company, joint venture, unincorporated organization, trust, other legal entity, cooperative or a governmental entity or agency thereof.

              "Prime Rate" has the meaning set forth in Section 8.5.

              "QIP" means Quantum Industrial Partners LDC, Geosor Corporation, David Gerstenhaber, Gary Gladstein, Stewart Paperin and Doug Reid.

              "Securities Purchase Agreement" means that certain Securities Purchase Agreement, dated the Closing Date, among QIP, the Managing Founders and Purchaser.

              "Seller's knowledge" means the actual knowledge of Seller's officers, directors, employees and consultants other than any officer, employee, or consultant of Seller's Corporate Information Division, including the Managing Founders.

              "Shareholders Agreement" means that certain Shareholders Agreement, dated the Closing Date, among Seller, QIP, the Managing Founders and Purchaser.

              "Trademark License Agreement" means that certain Trademark License Agreement, dated the Closing Date, by and between Seller and Purchaser.



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              "Transition Date" means July 23, 1997.

              "Ultraseek License Agreement" means that certain Online License Agreement, dated the Closing Date, by and between Seller and Purchaser.

              "Warrant Agreement" means that certain Warrant Agreement, dated the Closing Date, between Seller and Purchaser.


                         II. PURCHASE AND SALE OF ASSETS

       Section 2.1. Purchase and Sale of the Assets. At the Closing, upon the terms and subject to the terms and conditions contained herein, Seller shall sell, transfer, convey, assign and deliver to Purchaser, effective as of the Closing, and Purchaser shall purchase and acquire from Seller, all of Seller's right, title and interest in and to certain assets of Seller as set forth on Schedules 2.1(a), 2.1(b) and 2.1(c) (collectively, the "Assets," except with respect to the definition of "Assets" in Article V hereof which definition shall be deemed not to include the Intellectual Property), which Assets shall consist of the following:

              (a) all machinery, equipment, fixtures, supplies, computers, computer hardware and software, and other tangible personal property of Seller listed on Schedule 2.1(a), including, without limitation, Seller's rights under warranties (expressed and implied) relating thereto;

              (b) all of the rights and benefits accruing to Seller after the Closing under those contracts listed on Schedule 2.1(b), except to the extent that each such contract may not be assigned to Purchaser without the consent of the other party thereto, which consent has not been obtained (the "Assumed Contracts"); and

              (c)    all the Intellectual Property described on Schedule 2.1(c).

       Section 2.2. Assumption of Liabilities. At the Closing, upon the terms and subject to the conditions contained herein, simultaneously with the transfer, conveyance and assignment to Purchaser of the Assets, Purchaser shall assume, effective as of the Closing Date, and discharge in accordance with their terms, only the obligations and liabilities of Seller (a) under the Assumed Contracts to the extent that they are uncompleted and outstanding at the Closing Date, (b) any damages or sums that may be or become payable to third parties resulting from the operation of the Assets after the Closing Date, (c) any damages or sums that may be or become payable to third parties resulting from the operation of the Intellectual Property after the Transition Date and (d) except as otherwise provided herein, any costs, obligations, expenses or liabilities arising out of the consummation of the transactions contemplated hereby, including, without limitation, any transfer, sales or other taxes which become payable by Seller as a result thereof; provided, Purchaser expressly does not assume any other liabilities including, without limitation, (i) any liabilities, duties or obligations of Seller



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under any Assumed Contracts which are performable or have arisen or may arise with respect to provisions of or any breaches of the Assumed Contracts occurring before the Closing Date, (ii) any damages or other sums that may be or become payable to third parties resulting from the operation of the Assets, other than the Intellectual Property, on or before the Closing Date, (iii) any damages or other sums that may be or become payable to third parties resulting from the operation of the Intellectual Property on or before the Transition Date, and
(iv) any obligation of Seller for federal, state, local or foreign tax liability (including interest, penalties or additions to tax relating thereto) arising from the ownership of the Assets prior to the Closing Date. For convenience of reference, the foregoing liabilities and obligations of Seller being assumed by Purchaser are collectively referred to herein as the "Assumed Liabilities."

       Section 2.3. Closing. Subject to the provisions of Articles III and IV hereof, the Closing shall take place on the Closing Date at 10:00 a.m., New York time, at the offices of Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York, or such other time, place or date as Seller and Purchaser may mutually agree.

       Section 2.4. Purchase Price. The aggregate purchase price for the Assets shall be as follows:

              (a) 8,500 shares (the "Infoseek Shares") of Common Stock, subject to the terms and conditions of the Shareholders Agreement;

              (b) a warrant (the "Infoseek Warrant") to purchase up to 10,775 additional shares of Common Stock, subject to the terms and conditions of (i) the Warrant Agreement and (ii) the Shareholders Agreement; and

              (c)    $1,000,000 in cash (the "Cash Consideration").

       Section 2.5.  Delivery of Purchase Price and Transfer of Assets.
(a) On the Closing Date, Purchaser shall deliver to Seller (i) stock certificate(s) representing the Infoseek Shares in the name(s) and denomination(s) specified by Seller at least two business days prior to Closing,
(ii) the Infoseek Warrant and (iii) the Cash Consideration by wire transfer of immediately available federal funds to an account specified by Seller at least two business days prior to Closing.

              (b) At the Closing, Seller shall deliver to Purchaser (i) a duly executed bill of sale covering the Assets being sold hereby, in form and substance reasonably acceptable to Purchaser and its counsel, (ii) duly executed title and transfer documents covering any of the Assets for which there exists a certificate of title, (iii) duly executed assignments covering the Assets in form and substance reasonably acceptable to Purchaser and its counsel and in recordable form as appropriate, and (iv) such other instruments of sale, conveyance, transfer and assignment, in form and substance reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Purchaser all of Seller's right, title and interest in and to the Assets, but only to the extent of Seller's right, title or



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interest therein, including, without limitation, (A) good and valid title in and to all of the Assets owned by Seller, (B) good and valid leasehold interests in and to all of the Assets leased by Seller as lessee, and (C) all of Seller's rights under all Assumed Contracts except to the extent that each such Assumed Contract may not be assigned to Purchaser without the consent of the other party thereto, which consent has not been obtained, and, simultaneously with such delivery, all such steps will be taken as may reasonably be required to put Purchaser in actual possession and operating control of the Assets.

              (c) At the Closing, closing costs shall be allocated and prorations made as follows, such costs to be paid within a commercially reasonable time after Closing:

              (i) Closing Costs. Purchaser shall pay any and all transfer and sales taxes, if any, and recording charges owed in connection with the sale and transfer of the Assets and shall pay fifty percent (50%) of Seller's reasonable legal fees in connection with this Agreement and the transactions contemplated hereby, provided that the amount to be paid by Purchaser shall not exceed $25,000; and

              (ii) Taxes. Personal property taxes and general and special assessments shall be prorated through the Closing Date on the basis of the fiscal year for such taxes and assessments. If the Closing Date shall occur before the personal property tax rate for such fiscal year is fixed the apportionment of taxes shall be made on the basis of the taxes assessed for the preceding fiscal year. After the personal property taxes are finally fixed for the fiscal year in which the Closing Date occurs, Seller and Purchaser shall make a recalculation of the apportionment of such taxes, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other based on such recalculation.

       Section 2.6. Further Assurances Etc. Seller shall, at any time and from time to time after the Closing, upon the request of Purchaser and at the expense of Purchaser, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required for the better transferring, assigning, conveying, granting, assuring and confirming to Purchaser the Assets, or to vest in Purchaser good and marketable title to the Assets; provided, however, that Seller shall not be obligated to take any action pursuant to this Agreement which attempts to confer any greater rights in the Assets to Purchaser after the Closing than the rights held by Seller in the Assets prior to the Closing. Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.




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              III. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

       The obligation of Purchaser under this Agreement to consummate the purchase of the Assets at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, to the satisfaction of Purchaser (any of which may be waived in writing in whole or in part by Purchaser):


       Section 3.1 Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and Seller shall have full power and right to sell and transfer the Assets as contemplated hereby.

       Section 3.2. Opinion of Counsel. Purchaser shall receive from Wilson, Sonsini, Goodrich & Rosati, counsel to Seller, a written opinion, dated the Closing Date, in a form reasonably satisfactory to Purchaser's counsel.

       Section 3.3. Legal Prohibition. On the Closing Date, no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending or threatened before a Governmental Entity to restrain or prohibit the transactions contemplated by this Agreement.

       Section 3.4. Legislation. No federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, restrict, impair or delay in any material respect the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transactions or restrict or impair in any material respect the ability of Purchaser to own or conduct the Business as currently conducted.

       Section 3.5. Consents and Approvals. Schedule 3.5 sets forth all authorizations, consents, waivers, approvals, orders, registrations, qualifications, designations, declarations, filings or other action required with or from any federal, state or local Governmental Entity or third party (including, without limitation, all parties to each of the Assumed Contracts, if necessary) which have been obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and which shall be reasonably satisfactory to Purchaser and its counsel, and copies thereof shall have been delivered to Purchaser no later than three (3) days prior to the Closing.

       Section 3.6. Closing Matters. All proceedings to be taken by Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser and its counsel.



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       Section 3.7.  Instruments of Transfer Conveyance and Assignment.
Purchaser shall receive a duly executed bill of sale and such other instruments of transfer, conveyance and assignment as are reasonably required to effect the sale, transfer, conveyance and assignment of the Assets to Purchaser in accordance herewith, including an appropriately prepared and executed UCC-3 Termination Statement.

       Section 3.8. QIP Investment. On the Closing Date, concurrently with the Closing, Puchaser, the Managing Founders and QIP shall consummate the transactions contemplated by the Securities Purchase Agreement. Seller agrees to use its reasonable best efforts to consummate such transaction.

       Section 3.9. Additional Agreements. Purchaser shall receive the following agreements duly executed on behalf of Seller (i) the Ultraseek License Agreement and (ii) the Warrant Agreement, (iii) the Trademark License Agreement and (iv) the Distribution Agreement.


                IV. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

       The obligation of Seller under this Agreement to consummate the sale of the Assets at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, to the reasonable satisfaction of Seller:

       Section 4.1. Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and Purchaser shall have full power and right to acquire the Assets and assume the Assumed Liabilities as contemplated hereby.

       Section 4.2. Opinion of Counsel. Seller shall receive from Fulbright & Jaworski L.L.P., counsel to Purchaser, a written opinion, dated the Closing Date, in a form reasonably satisfactory to Seller's counsel.

       Section 4.3. Legal Prohibition. On the Closing Date, no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before a Governmental Entity to restrain or prohibit the transactions contemplated by this Agreement.

       Section 4.4. Additional Agreements. Seller shall receive the following agreements duly executed on behalf of Purchaser (i) the Ultraseek License Agreement, (ii) the Warrant Agreement, (iii) the Trademark License Agreement and
(iv) the Distribution Agreement.



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                   V. REPRESENTATIONS AND WARRANTIES OF SELLER

       Notwithstanding anything to the contrary contained in this Agreement, Seller makes no representations or warranties whatsoever with respect to any of the Intellectual Property, except and only to the extent set forth in Sections 5.2(b), 5.4 and 5.6 below and in Schedule 2.1(c) attached hereto. Seller hereby represents and warrants to Purchaser that:

       Section 5.1. Organization and Qualification/Ownership of Seller. (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority and all material licenses and permits necessary to own, lease and operate the Assets. Seller is qualified as a foreign corporation in each jurisdiction required to own, lease or operate the Assets. Seller has not knowingly taken any action, or failed to take any action, which action or failure will preclude or prevent Purchaser from using the Assets substantially in the same manner in which Seller has heretofore conducted the same.

       Section 5.2. Due Authorization. (a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other documents contemplated hereby, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed by Seller, and this Agreement and each other agreement contemplated hereby to which Seller is a party are, upon execution and delivery hereof and thereof by Seller, legal, valid and binding obligations of Seller, enforceable against it in accordance with the terms hereof and thereof (except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

              (b) Seller has all requisite corporate power and authority to sell, convey, assign, transfer and deliver the Assets and the Intellectual Property to Purchaser (subject to any consents or waivers of third parties required in connection with such sale, conveyance, assignment, transfer and delivery of the Assets, the Intellectual Property or any part thereof). The instruments of transfer, conveyance and assignment executed and delivered by Seller to Purchaser at the Closing are, upon execution and delivery thereof, valid and binding obligations of Seller, enforceable in accordance with their respective terms, sufficient for purposes of recordation and filing where permitted by law, sufficient to transfer, convey and assign to Purchaser all right, title and interest of Seller in and to the Assets to the extent set forth herein.



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


       Section 5.3. No Conflict. Except as set forth in Schedule 5.3, neither the execution and delivery by Seller of this Agreement or any of the other documents contemplated hereby, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will: (a) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, in any material respect, (i) the Articles of Incorporation or Bylaws of Seller, (ii) to the knowledge of Seller, any law, statute, rule, regulation, order, judgment, decree, writ or injunction applicable to any of the Assets, or (iii) to the knowledge of Seller, any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license or other instrument, contract or agreement to which Seller is a party or by which Seller (or any of the Assets) is subject or bound; (b) result in the creation of, or give any party the right to create, any lien, charge, option, security interest, encumbrance or other claim upon any of the Assets; (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Assumed Contract; (d) require Seller or, to the knowledge of Seller, Purchaser to obtain any authorization, consent, approval or waiver from, or to notify or to make any filing with, any Governmental Entity or to obtain the approval or consent of any other Person; or (e) to the knowledge of Seller, result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to the Assets.

       Section 5.4. Title to Assets. Seller has good and valid title to, or valid and subsisting leasehold interests in or valid licenses to use, all of the Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) liens for current personal property taxes not yet due and payable and (ii) liens disclosed on Schedule 5.4 hereto. To the knowledge of Seller, none of the Intellectual Property is subject to any liens, pledges, security interests, charges, claims (including claims of infringement), restrictions and other encumbrances and defects of title of any nature. Schedules 2.1(a) and 2.1(b) identify those Assets which are owned by Seller and those Assets which are leased or licensed by Seller. None of the Assets are owned, leased, licensed or used by any Person other than Seller. To Seller's knowledge, Seller has not leased, licensed, mortgaged, pledged, created any security interests in or encumbrances on, or otherwise transferred any rights to own or use any of the Intellectual Property (each, an "Encumbrance") other than to (x) Purchaser, (y) the Managing Founders and (z) Wayfarer Communications, Inc.; provided, however, that Seller shall not be responsible for, or deemed to have knowledge of, (a) any actions creating an Encumbrance by (i) Purchaser,
(ii) the Managing Founders, (iii) any other employees or contractors of Seller's Corporate Information Division or (iv) Wayfarer Communications, Inc. or any third party who gained access to the Intellectual Property at Wayfarer Communications, Inc., or (b) any other Encumbrance known by the Managing Founders to exist prior to the Closing.

       Section 5.5. Contracts, Obligations and Commitments. For purposes hereof, each contract, agreement, arrangement, plan, lease or similar instrument listed on Schedule 2.1(b) is referred to herein as an "Assumed Contract" and collectively referred to herein as the "Assumed Contracts." Except as set forth on Schedule 2.1(b), each Assumed Contract is a valid and binding obligation of Seller and, to Seller's knowledge, the other parties thereto, enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect. Neither Seller nor, to Seller's knowledge, any other party thereto has breached any material provision of, or is in default in any material respect under the terms of, any of the Assumed Contracts. To Seller's knowledge, no condition exists which, with the passage of time, the giving of notice, or both, would result in a default under the terms of any of the Assumed Contracts. Seller has heretofore made available to Purchaser copies of all Assumed Contracts. Except as set forth on
Schedule 2.1(b), each Assumed Contract may be assigned to Purchaser without the consent of the other party thereto.

       Section 5.6. Litigation. Neither Seller, nor any current director, manager, officer or employee of Seller, is a party to any pending or threatened claim, action, suit, proceeding or investigation, at law or in equity or otherwise in, before or by any court or governmental board, commission, agency, department or office, or private arbitration tribunal related to the Assets or the Intellectual Property, nor does Seller know of any basis therefor, (i) arising in connection with the Assets or the Intellectual Property prior to the Transition Date, (ii) which arises out of any contract, agreement, letter of intent or arrangement alleged to have been entered into or agreed to by Seller and which conflicts with this Agreement or the transactions contemplated hereby, or gives rise to a claim or right of any kind of any person as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, (iii) which, if successful, could adversely affect the right of Purchaser after the Closing Date to own any of the Assets or the Intellectual Property, or (iv) to suspend, revoke, annul, limit, terminate, amend or modify any permit, license, consent, qualification, authorization or approval applicable to the Assets or the Intellectual Property. Seller is not a party or subject to any order, ruling, judgment, decree or stipulation which affects the Assets or the Intellectual Property, or which would prevent the transactions contemplated by this Agreement. To Seller's knowledge, no facts exist, and no investigation has been instituted by any Governmental Entity, which might result in any such action or proceeding.

       Section 5.7. Acquisition of Infoseek Shares. (a) Seller (i) is experienced in evaluating and investing in companies such as Purchaser, (ii) understands that it may lose its entire investment in Purchaser and can afford to sustain such loss and (iii) is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

              (b) Seller is acquiring the Infoseek Shares for its own account for investment purposes and not with a view to, or for resale in connection with, any distribution thereof, nor with any present intention of distributing the Infoseek Shares.

              (c) Seller has had an opportunity to review with, and ask questions of, Purchaser and the Managing Founders regarding the business, management and financial affairs of Purchaser, and Seller has been furnished with copies of documents which it has requested.

       Section 5.8. Brokers. Seller has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.


                 VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser hereby represents and warrants to Seller as follows:

       Section 6.1. Organization. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to purchase the Assets in accordance with the terms of this Agreement.

       Section 6.2. Due Authorization. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the other documents contemplated hereby, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed by Purchaser, and this Agreement and each other agreement contemplated hereby to which Purchaser is a party are, upon execution and delivery hereof and thereof by Purchaser, legal, valid and binding obligations of Purchaser, enforceable against it in accordance with its terms hereof and thereof (except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

       Section 6.3. No Conflict. Neither the execution and delivery by Purchaser of this Agreement or any of the other documents contemplated hereby, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the provisions hereof or thereof, will: (a) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, in any material respect, (i) the Certificate of Incorporation or Bylaws of Purchaser, (ii) to the knowledge of Purchaser, any law, statute, rule, regulation, order, judgment, decree, writ or injunction applicable to Purchaser or (iii) to the knowledge of Purchaser, any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license or other instrument, contract or agreement to which Purchaser is a party or by which Purchaser (or the Infoseek Shares or the Infoseek Warrant) is subject or bound; (b) result in the creation of, or give any party the right to create, any lien, charge, option, security interest, encumbrance or other claim upon the Infoseek Shares or the Infoseek Warrant except as set forth in the Warrant Agreement and the Shareholders Agreement; (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any material agreement or commitment to which Purchaser is a party and by which the Infoseek Shares or the Infoseek Warrant are subject or bound; or (d) to the knowledge of Purchaser, require Purchaser to obtain any authorization, consent, approval or waiver from, or to notify or to make any filing with, any Governmental Entity or to obtain the approval or consent of any other Person.

       Section 6.4. Capitalization. Immediately following the Closing, Purchaser's authorized capital stock shall consist of: (a) 200,000 shares of Common Stock, of which 50,000 shares, including any shares of Common Stock held by Seller, are issued and outstanding; and (b) 50,000 shares of preferred stock, $.001 par value per share, none of which shares are issued and outstanding. Upon consummation of the Closing, all issued and outstanding shares of Common Stock of Purchaser, including any shares of Common Stock held by Seller, will have been duly authorized and validly issued, will be fully paid and nonassessable, will be owned of record and, to the knowledge of Purchaser, beneficially by the stockholders and in the amounts set forth on Schedule 6.4 and will have been offered, issued, sold and delivered by Purchaser in compliance with applicable federal and state securities laws, except for noncompliance with state securities laws that would not have a material adverse effect upon Purchaser. Except as set forth on Schedule 6.4, there are no outstanding preemptive or other preferential rights, conversion rights or other rights, options, warrants or agreements granted or issued by or binding upon Purchaser for the purchase or acquisition of any shares of its Common Stock. To Purchaser's knowledge, no holder of Common Stock has granted any option or other right to purchase from such shareholder any interest in any share of Common Stock other than as set forth on Schedule 6.4. Purchaser holds no shares of its capital stock in its treasury.


                            VII. POST-CLOSING MATTERS

       Section 7.1. Use of Name. Seller and Purchaser shall enter into and perform their respective obligations under the Trademark License Agreement to use but not sublicense the name "Infoseek" and certain variants thereof, in the form attached hereto as Schedule 7.1.

       Section 7.2. Use of Infoseek Business Channel. (a) Seller and Purchaser shall enter into and perform their respective obligations under the Distribution Agreement, in the form attached hereto as Schedule 7.2.

       Section 7.3. Ultraseek License. Seller and Purchaser shall enter into and perform their respective obligations under the Ultraseek License Agreement, in the form attached hereto as Schedule 7.3.

       Section 7.4. Subrogation of Purchaser. In the event Purchaser shall become liable for or suffer any damage with respect to any matter occurring on or before the Closing Date which was covered by insurance maintained by Seller on or prior to the Closing Date, Seller agrees that Purchaser shall be and hereby is, to the extent permitted under such policies, subrogated to any rights of Seller under such insurance coverage, and, in addition, Seller agrees to promptly remit to Purchaser any insurance proceeds which Seller may receive on account of any such liability or damage.

       Section 7.5. Sharing of Data. Purchaser shall have the right following the Closing Date to have reasonable access to those corporate minute books, stock books, tax returns and other corporate records and files of Seller that are retained by Seller pursuant to the terms of this Agreement to the extent any of the foregoing relates to the Assets, is necessary in connection with the use of the Assets or is otherwise needed by Purchaser in order to comply with its obligations under applicable securities, tax or other laws and regulations. Seller shall have the right following the Closing Date to have reasonable access to those documents and records included in the Assets to the extent any such documents or records are needed by Seller in order to comply with its obligations under applicable securities, tax or other laws and regulations.


                              VIII. INDEMNIFICATION

       Section 8.1. Survival of Representations and Warranties. All representations and warranties contained in Articles V and VI and in Schedule 2.1(c) of this Agreement shall survive the Closing and shall remain in full force and effect for a period of twelve months following the Closing, regardless of any investigation made by Purchaser or Seller or on their respective behalf, except as to (a) Seller's representations and warranties contained in Section
5.4 hereof, which survive and shall continue without time limit, (b) any matters with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal and (c) the parties' covenants contained in Articles II and VII and in Schedule 2.1(c) of this Agreement which shall survive, unless otherwise terminable as set forth therein.

       Section 8.2.  Seller's Indemnity. Subject to the limitations set forth in
Section 8.4 hereof, Seller shall indemnify and hold harmless Purchaser and its successors and assigns at all times after the Closing Date against and in respect of:

              (a) any damage, loss, cost, expense or liability (including reasonable attorneys' fees) (collectively, "Losses") resulting to Purchaser from any breach of any representation or warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement or from any material misrepresentation in any certificate or other instrument furnished by Seller to Purchaser hereunder;

              (b) any and all Losses arising out of or in connection with the operation or ownership of the Intellectual Property on or before the Transition Date;

              (c) any and all Losses arising out of or in connection with the operation or ownership of any of the Assets, other than the Intellectual Property, on or before the Closing Date; and

              (d) any and all Losses incurred by Purchaser as a result of noncompliance by Seller with any applicable bulk transfer or similar law or by virtue of common law, statute or regulation imposing or attempting to impose transferee liability on Purchaser other than with respect to the Assumed Liabilities.

       Seller shall not be liable to Purchaser under this Section 8.2 except to the extent that the Losses exceed $25,000 in the aggregate, and in no event shall Seller be liable to Purchaser for Losses in excess of $500,000 in the aggregate. This indemnity agreement in this Section 8.2 shall be the sole, exclusive and maximum remedy of Purchaser for breaches of representations, warranties and covenants of Seller contained herein, in the Trademark License Agreement and in the Distribution Agreement, except that this limitation shall not foreclose any other rights or remedies Purchaser may have to specific performance to enforce the provisions of this Agreement, the Trademark License Agreement or the Distribution Agreement.

       Section 8.3. Purchaser's Indemnity. Subject to the limitations set forth in Section 8.4 hereof, Purchaser shall indemnify and hold harmless Seller and its successors and assigns at all times after the Closing Date against and in respect of:

              (a) any Losses resulting to Seller from any breach of any representation or warranty or nonfulfillment of any agreement or covenant on the part of Purchaser under this Agreement or from any material misrepresentation in any certificate or other instrument furnished by Purchaser to Seller hereunder;

              (b)    all Assumed Liabilities;

              (c) any and all Losses arising out of or in connection with the operation of the Intellectual Property after the Transition Date; and

              (d) any and all Losses arising out of or in connection with the operation or ownership of any of the Assets, after the Closing Date.

       Notwithstanding anything to the contrary contained herein, with respect to Losses resulting to Seller arising out of or in connection with KAM Associates, Inc., Purchaser shall not be liable to Seller under this
Section 8.3. This indemnity
agreement in this Section 8.3 shall not be limited in any manner whatsoever, including as to duration or dollar amount, except in accordance with Section 8.1 above, and this indemnity shall not foreclose any other rights or remedies Seller may have to specific performance to enforce the provisions of this Agreement.

       Section 8.4. Notice and Defense of Claims. Each party entitled to indemnification under this Article VIII (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume, at the Indemnifying Party's expense, the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and that the Indemnified Party may participate in such defense at such party's expense; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article VIII. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the consent of the Indemnified Party, consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation. The Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

       Section 8.5. Payment/Reimbursement. At the time the amount of any liability on the part of the Indemnifying Party under this Article VIII is determined (which in the case of payment to third persons shall be the earlier of (i) the date such payments have been reasonably determined to be payable or
(ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability) (such loss or amount being hereinafter referred to as the "Indemnity Claim"), the Indemnifying Party shall forthwith, upon notice from the Indemnified Party, pay to the Indemnified Party the amount of the Indemnity Claim. If such amount is not paid forthwith, then the Indemnified Party may, at its option, take legal action against the Indemnifying Party for reimbursement in the amount of its Indemnity Claim. For purposes hereof the Indemnity Claim shall include the amounts so paid, or determined to be owing, by the Indemnified Party together with costs and reasonable attorney's fees associated with collecting such Indemnity Claim and interest on the foregoing items at the Prime Rate (as defined below) from the date the Indemnity Claim is due from the Indemnifying Party to the Indemnified Party as hereinabove provided until the Indemnity Claim shall be paid.

                                IX. MISCELLANEOUS

       Section 9.1. Expenses. Each party to this Agreement shall pay its own costs and expenses relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement, whether or not the transactions herein contemplated shall be consummated, except, however, that Purchaser shall pay fifty percent (50%) of Seller's reasonable legal expenses, provided that the amount to be paid by Purchaser shall not exceed $25,000.

       Section 9.2. Amendment. This Agreement shall not be amended or modified except by a writing duly executed by Seller and Purchaser.

       Section 9.3. Entire Agreement: Assignment. This Agreement, including the Schedules hereto and the other instruments, agreements and documents delivered pursuant to this Agreement contain all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter, including, without limitation, that certain letter, dated September 18, 1997, from Seller to David Hoppmann, as a representative of Purchaser, together with the Term Sheet attached thereto; provided, however, that Section 10, entitled Indemnification, of that certain Asset Loan Agreement, made as of November 13, 1997, by and between Seller and Purchaser, is hereby incorporated herein by reference and shall survive the Closing but only to the extent that Seller shall be entitled to indemnification thereunder for Losses resulting from any use of the Loaned Assets (as defined therein) prior to the Closing Date. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder may be assigned by such party without the prior written consent of the other party hereto.

       Section 9.4. Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

       Section 9.5. Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered to the persons identified below, (b) seven calendar days after mailing if mailed, with proper postage, by certified or registered mail, return receipt requested, (c) on the date of receipt if sent by telex or telecopy, and confirmed in writing in the manner set forth in (b) on or before the next day after the sending of the telex or telecopy, or (d) one business day after delivered to a nationally recognized overnight courier service marked for overnight delivery, in each case addressed as follows:

       If to Seller:        Infoseek Corporation
                            1399 Moffett Park Drive
                            Sunnyvale, California 94089-1134
                            Attention: General Counsel
                            Telephone: 408/543-6000
                            Telecopy:  408/734-9350


       with a copy to:      Wilson, Sonsini, Goodrich & Rosati
                            650 Page Mill Road
                            Palo Alto, California 94304
                            Attention: Aaron J. Alter, Esq.
                            Telephone: 650/354-4193
                            Telecopy: 650/496-7556

       If to Purchaser:     BizWatch, Inc.
                            1199 North Fairfax Street, Suite 800
                            Alexandria, Virginia 22314
                            Attention: Mr. David C. Hoppmann
                            Telephone: 703/838-5566
                            Telecopy: 703/683-4707

       with a copy to:      Fulbright & Jaworski L.L.P.
                            Market Square
                            801 Pennsylvania Avenue, N.W.
                            Washington, D.C. 20004
                            Attention: Stephen M. Feldhaus, Esq.
                            Telephone: 202/662-0200
                            Telecopy: 202/662-4643



Such addresses and numbers may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.5.

       Section 9.6. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

       Section 9.7. Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

       Section 9.8. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware.

       Section 9.9. Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors or assigns any rights or remedies under or by reason of this Agreement.

       Section 9.10. Counterparts. This Agreement may be signed in two or more counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.












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                                      -18-

       IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date set forth above.


                            PURCHASER:  BIZWATCH, INC.



                                        By: /s/ DAVID C. HOPPMANN
                                           -------------------------------------
                                           Name: DAVID C. HOPPMANN
                                           Title: PRESIDENT


                            SELLER:     INFOSEEK CORPORATION



                                        By: /s/ LESLIE E. WRIGHT
                                           -------------------------------------
                                           Name: Leslie E. Wright
                                           Title: Vice President Finance & CFO